Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of the 15th day of December, 2008 (“Effective Date”), by and between Provident Bank, a savings bank organized and existing under the laws of the United States of America and having its executive offices at 400 Rella Boulevard, Montebello, New York 10901 (“Bank”), and Richard O. Jones (“Executive”). The Bank is the wholly-owned subsidiary of Provident New York Bancorp (“Company”).

WITNESSETH:

WHEREAS, Executive currently serves as an executive officer of the Bank pursuant to the Employment Agreement entered into as of October [31], 2006 (the “Prior Agreement”); and

WHEREAS, in order to comply with new Internal Revenue Code Section 409A, the Prior Agreement is being amended and restated in its entirety as herein set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank and Executive hereby agree as follows:

1. Employment. The Bank hereby agrees to continue the employment of the Executive and the Executive hereby agrees to continue such employment, during the period and upon the terms and conditions set forth in this Agreement. All actions that may be undertaken by the Bank with respect to the Executive’s employment with the Bank pursuant to this Agreement may be undertaken by the Chief Executive Officer of the Bank (“CEO”), provided that the CEO shall report such actions to the Bank’s Board of Directors (“Board”) and such actions shall be subject to ratification by the Board in accordance with the Bank’s by-laws.

2. Employment Period.

Two Year Contract; Daily Renewal. The Executive’s period of employment with the Bank (“Employment Period”) shall begin on the Effective Date and shall renew daily such that the remaining unexpired term of the Agreement shall be twenty-four (24) months, until the date that the Bank gives the Executive written notice of non-renewal (“Non-Renewal Notice”). The Employment Period shall end on the date that is twenty-four (24) months after the date of the Non-Renewal Notice, unless that parties agree that the Employment Period shall end on an earlier date. Notwithstanding the preceding provisions of this Section 2(a), the Employment Period under this Agreement shall automatically terminate on the last day of the calendar month in which the Executive attains age 65.

(b) Annual Performance Evaluation. On either a fiscal year or calendar year basis, (consistently applied from year to year), the Bank shall conduct an annual performance evaluation of the Executive’s performance, unless notice of non-renewal has been given. The annual performance evaluation proceedings shall be included in the minutes of the Board meeting that next follows such annual performance review.

(c) Continued Employment Following Termination of Employment Period. Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the Employment Period upon such terms and conditions as the Bank and the Executive may mutually agree.

3. Duties.

(a) Title; Reporting Responsibility. The Executive shall serve as the Executive Vice President, Business Services of the Bank, with power, authority and responsibility commensurate with those of a senior officer. The Executive shall directly report to the CEO.

(b) Time Commitment. The Executive shall devote his full business time and attention to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

4. Annual Compensation.

(a) Base Salary.

(i) Annual Salary. In consideration for the services performed by the Executive under this Agreement, the Bank shall pay to the Executive an annual salary (“Base Salary”). The Base Salary shall be paid in approximately equal installments in accordance with the Bank’s customary payroll practices. The Bank shall review the Executive’s Base Salary at least annually for possible upward adjustment, but the Executive’s Base Salary shall not be reduced without the Executive’s consent. For the fiscal year that began on October 1, 2005, the Executive’s Base Salary is $212,000.

(ii) Automatic Adjustment Following a Change in Control. For each calendar year that begins on or after the date on which a Change in Control (as defined in Section 9) occurs, and continuing through the remainder of the Employment Period, the Executive’s Base Salary shall automatically increase by the greater of (1) six percent (6%) or (2) the average annual rate of base salary increases provided for the immediately preceding calendar year to individuals employed by the Bank at the level of assistant vice president or above (but excluding the Executive from the determination of such average).

(b) Incentive Compensation. The Executive shall be eligible to participate in any bonus and incentive compensation programs (not including equity compensation programs, which are covered by Section 4(c) of this Agreement) established by the Bank from time to time for senior executive officers, including the Bank’s Executive Officer Management Incentive Program. Compensation payable pursuant to such programs shall be referred to herein as “Incentive Compensation.” For the fiscal year that ended on September 30, 2005, the Executive received Incentive Compensation of $25,100.

(c) Equity Compensation. The Executive shall be eligible to participate in any equity compensation programs established by the Bank from time to time for senior executive officers, including, but not limited to, the 2004 Stock Incentive Plan.

(d) Employee Benefit Plans; Paid Time Off

(i) Benefit Plans. During the Employment Period, the Executive shall be an employee of the Bank and shall be entitled to participate in the Bank’s (i) tax-qualified retirement plans, (i.e., the Bank’s Defined Benefit Pension Plan, 401(k) Plan and Employee Stock Ownership Plan (including, for purposes of this Agreement, any successor plans thereto)); (ii) nonqualified retirement plans (i.e., the Bank’s 2005 Supplemental Executive Retirement Plan (including any predecessor or successor plan thereto, the “SERP”)); (iii) group life, health and disability insurance plans; and (iv) any other employee benefit plans and programs in accordance with the Bank’s customary practices, provided he is a member of the class of employees authorized to participate in such plans or programs.

(ii) Paid Time Off. The Executive shall be entitled to a minimum of four (4) weeks of paid vacation time each year during the Employment Period (measured on a fiscal or calendar year basis, in accordance with the Bank’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior executives. Any unused paid time off during an annual period shall expire at the end of that period, such that unused paid time off shall not be carried forward into the following year and the Executive shall not be compensated for unused paid time off.

5. Outside Activities and Board Memberships

During the term of this Agreement, the Executive shall not, directly or indirectly, provide services on behalf of any competitive financial institutions, any insurance company or agency, any mortgage or loan broker or any other competitive entity or on behalf of any subsidiary or affiliate of any such competitive entity, as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venturer, corporate officer or director; nor shall the Executive acquire by reason of purchase during the term of this Agreement the ownership of more than 5% of the outstanding equity interest in any such competitive entity. In addition, during the term of this Agreement, the Executive shall not, directly or indirectly, acquire a beneficial interest, or engage in any joint venture in real estate with the Bank. Subject to the foregoing, and to the Executive’s right to continue to serve as an officer and/or director or trustee of any business organization as to which he was so serving on the Effective Date of this Agreement, the Executive may serve on boards of directors of unaffiliated corporations, subject to Board approval, which shall not be unreasonably withheld, and such services shall be presumed for these purposes to be for the benefit of the Bank. Except as specifically set forth herein, the Executive may engage in personal business and investment activities, including real estate investments and personal investments in the stocks, securities and obligations of other financial institutions (or their holding companies).

Notwithstanding the foregoing, in no event shall the Executive’s outside activities, services, personal business and investments materially interfere with the performance of his duties under this Agreement.

6. Working Facilities and Expenses

(a) Working Facilities. The Executive’s principal place of employment shall be at the Bank’s principal executive office or at such other location upon which the Bank and the Executive may mutually agree.

(b) Expenses. The Bank shall reimburse the Executive for his ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require and subject to the following conditions: (A) the expenses reimbursed by the Bank in one calendar year shall not affect the expenses paid or reimbursed by the Bank in another calendar year, (B) reimbursement for an expense shall be made within a reasonable period of time following the date on which the Bank receives the Executive’s documentation of the expense, provided that no reimbursement for an expense shall be made after the last day of the calendar year following the calendar year in which the expense was incurred.

7. Termination of Employment with Bank Liability

(a) Reasons for Termination. In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(i)	The Executive’s voluntary resignation from employment with the Bank within one year after any event constituting “Good Reason”, where “Good Reason” means any of the following events (provided that, in the case of (A), (B) and (D), no such event shall constitute “Good Reason” unless the Executive shall have given written notice of such event to the Bank within ninety (90) days after the initial occurrence thereof and the Bank shall have failed to cure the situation within thirty (30) days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties)):

(A)	the failure to re-appoint the Executive to the position set forth under Section 3;

(B)	a material change in Executive’s functions, duties, or responsibilities, including those with respect to the Company, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope;

(C)	liquidation or dissolution of the Bank or the Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

(D)	a material breach of this Agreement by the Bank; or

(E)	a Change in Control Date of the Bank as defined in Section 9, except to the extent that Section 7(c) hereof would apply to the Executive’s termination of employment, in which event Executive will be deemed to have terminated his employment pursuant to the provision of Section 7(c) instead; or

(ii)	the discharge of the Executive by the Bank for any reason other than for “Cause” as defined in Section 8(a); or

(iii)	the termination of the Executive’s employment with the Bank as a result of the Executive’s “total and permanent disability” which, for purposes of this Agreement, shall be determined by the Bank, based upon competent and independent medical evidence that the Executive’s physical or mental condition is such that he is totally and permanently incapable of performing the essential tasks of his position hereunder, and, to the extent that any payments hereunder on account of disability are subject to Section 409A of the Internal Revenue Code of 1986 (“Code”), “disability” shall have the meaning set forth in Code Section 409A and the regulations thereunder;

then the Bank shall provide the benefits and pay to the Executive the amounts provided for under Section 7(b).

(b) Severance Pay. Subject to the limitations set forth in Sections 7(e) and (f) below, upon the termination of the Executive’s employment with the Bank under circumstances described in Section 7(a) of this Agreement, the Bank shall pay to the Executive (or, in the event of the Executive’s death after the event described in Section 7(a) has occurred, the Bank shall pay to the Executive’s surviving spouse, beneficiary or estate) an amount equal to the following, provided that, in each case where an amount to be paid below is the “present value” of an amount, such “present value” shall be determined using a discount rate that is equal to the short-term “applicable federal rate” with monthly compounding published by the Internal Revenue Service for the month preceding the Executive’s termination of employment:

(i)	within 60 days following his termination of employment, his earned but unpaid Base Salary as of the date of his termination of employment with the Bank;

(ii)	the benefits, if any, to which he is entitled as a former employee under the Bank’s employee benefit plans, payable in accordance with the terms of such plans;

(iii)	continued life insurance coverage and non-taxable health insurance benefits which will provide the Executive with coverage for the remaining unexpired Employment Period equivalent to the coverage to which he would have been entitled if he had continued working for the Bank during the remaining unexpired Employment Period with the same Base Salary as was in effect on the date of his termination of employment;

(iv)	within 60 days following his termination of employment, a lump sum payment, as liquidated damages, in an amount equal to the present value of the Base Salary that the Executive would have earned (but offset by any payments made under any short-term or long-term disability plan or program maintained by the Bank) if he had continued working for the Bank for the remaining unexpired Employment Period at his final rate of Base Salary;

(v)	within 60 days following his termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which the Executive would be entitled under the Bank’s Defined Benefit Pension Plan if he had the additional years of service that he would have had accrued if he had continued working for the Bank during the remaining unexpired Employment Period earning his final rate of Base Salary during that period, over (B) the present value of the benefits to which he is actually entitled under the Bank’s Defined Benefit Pension Plan as of the date of his termination;

(vi)	within 60 days following his termination of employment with the Bank, a lump sum payment in an amount equal to the present value of the Bank’s contributions that would have been made on his behalf under the Bank’s 401(k) Plan and Employee Stock Ownership Plan if the Executive had continued working for the Bank for the remaining unexpired Employment Period assuming (A) the Executive earned his final rate of Base Salary during that period; (B) the Executive made the maximum amount of employee contributions permitted, if any, under such plans; and (C) the Bank’s contributions are at least equal to the rate of contributions made to the Plan during the plan year immediately preceding his termination of employment;

(vii)	within 60 days following his termination of employment with the Bank, a lump sum payment in an amount equal to the excess, if any, of (A) the present value of the benefits to which he would be entitled under the SERP (and any other deferred compensation plan for management or highly compensated employees that are maintained by the Bank), if he had continued working for the Bank for the remaining unexpired Employment Period following his termination of employment earning his final rate of Base Salary during the remaining unexpired Employment Period, over (B) the present value of the benefits to which he is actually entitled under any such plan, as of the date of his termination of employment with the Bank;

(viii)	within 60 days following his termination of employment with the Bank, a lump sum payment in an amount equal to two (2) times the average of the prior two (2) years Incentive Compensation earned or received by him under all incentive compensation plans or programs adopted and maintained by the Bank; and

(ix)	stock options shall vest in accordance with the terms of the stock plan under which they were granted.

(c) Change in Control. Notwithstanding the foregoing, upon the termination of the Executive’s employment with the Bank following a Change in Control, the Bank: (1) shall provide the employee benefits described in Section 7(b)(iii) for a period of thirty-six (36) months following the termination of employment date; (2) shall pay the Executive (or in the event of his death, to his surviving spouse or such other beneficiary as the Executive may designate in writing, or if there is neither, to his estate), the amounts described in Sections 7(b)(iv) through 7(b)(viii) above as if the “remaining unexpired Employment Period” under the Agreement is thirty-six (36) months from the termination of employment date; and (3) shall credit the Executive with full vesting of all stock or stock-based awards granted to the Executive under any plan adopted by the Bank or the Company. Notwithstanding anything to the contrary herein, to the extent that payments and benefits are payable pursuant to this Section 7(c), no payments or benefits shall be paid to Executive under Sections 7(b)(iii) through 7(b)(viii).

(d) Damages. The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the Effective Date of this Agreement and that such liquidated damages constitute reasonable damages under the circumstances.

(e) OTS Limitation on Severance Pay. Notwithstanding the foregoing, to the extent required by regulations or interpretations of the Office of Thrift Supervision, all severance payments under the Agreement shall be reduced not to exceed three (3) times the Executive’s average annual compensation (as defined in such regulations or interpretations) over the most recent five (5) taxable years.

(f) Section 409A Delay in Payment.

(i)

Notwithstanding the foregoing provisions of this Agreement, if a payment under this Agreement is due to a “separation from service” for purposes of the rules under Title 26 of the Code of Federal Regulations (the “Treasury Regulations”) Section 1.409A-3(i)(2) (the “Six Month Delay Rule”) and the Executive is determined to be a “specified employee” (as determined under Treasury Regulation Section 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Code Section 409A, be made on the later of the date specified by the foregoing provisions of this Section 7 or the date that is six months after the date of the Executive’s separation from service. If any cash payment is delayed pursuant to this Section 7(f)(i), interest on such delayed payment (determined using the short-term “applicable federal rate” compounded monthly as published by the Internal Revenue Service for the month preceding the Executive’s separation from service) shall accrue and be paid at the same time as the delayed payment.

(ii)	To the extent that the Six Month Delay Rule applies to the provision of life insurance coverage to the Executive as described in Section 7(b)(iii) (the “Life Insurance Coverage”), such Life Insurance Coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Bank, on a monthly basis in advance, an amount equal to the monthly cost of such Life Insurance Coverage. The Bank shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 60 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this Section 7(f)(ii), “monthly cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the Life Insurance Coverage during the Six Month Period.

8. Termination without Bank Liability

(a) Termination for Cause.

(i) The Bank may terminate the Executive’s employment at any time, but any termination other than termination for “cause,” as defined herein, shall not prejudice the Executive’s right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for “cause.” Termination for “cause” shall include termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract. The Bank shall furnish the Executive with a statement of the grounds for termination for cause and shall afford the Executive a reasonable opportunity to refute the grounds for the proposed termination.

(ii) For purposes of this Section, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the CEO or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank.

(b) Death; Voluntary Resignation Without Good Reason; Retirement. In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of any of the reasons set forth in this Section 8(b), then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive, within sixty (60) days after the termination of his employment, of his earned but unpaid salary as of the date of the termination of his employment, and the provision of such benefits, if any, to which he is entitled as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs in accordance with the terms of such plans and programs. Termination of employment under this Section 8(b) shall mean termination of employment due to the following events:

(i)	The Executive’s death;

(ii)	The Executive’s voluntary resignation from employment with the Bank for any reason other than the “Good Reasons” specified in Section 7(a)(i); or

(iii)	The automatic termination of the Employment Period as of the last day of the calendar month following the Executive’s attainment of age 65, which shall be treated as his “retirement date” (i.e., “retirement” is not a “Good Reason” termination as described in Section 7(a)(i) that would entitle the Executive to severance benefits under Section 7(b)).

9. Change in Control

(a) For purposes of this Agreement, the term “Change in Control” shall mean:

(i)	a change in control of a nature that would be required to be reported in response to Item 5.01(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or

(ii)	a change in control of the Bank or the Company within the meaning of the Home Owners Loan Act, as amended (“HOLA”), and applicable rules and regulations promulgated thereunder, as in effect at the time of the Change in Control; or

(iii)	any of the following events, upon which a Change in Control shall be deemed to have occurred:

(A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; or

(B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this subsection (B), considered as though he were a member of the Incumbent Board; or

(C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the surviving institution; or

(D) a proxy statement is issued soliciting proxies from stockholders of the Company by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or

(E) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(b) For purposes of this Agreement, the term “Change in Control Date” shall mean the first date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Bank is terminated and if it is reasonably demonstrated by the Executive that such termination of Employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

10. Confidentiality. Unless he obtains prior written consent from the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Bank, the Company or any entity which is a subsidiary or affiliate of the Bank or the Company or of which the Bank or the Company is a subsidiary or affiliate, any material document or information obtained from the Bank, the Company or from any of their respective parents, subsidiaries or affiliates, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section shall prevent the Executive, with or without the Bank’s or the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

11. Non-Solicitation; Non-Competition; Post-Termination Cooperation.

(a) The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank, he shall not, without the prior written consent of the Bank, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank, the Company or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Bank or the Company or any of their direct or indirect subsidiaries or affiliates or has headquarters or offices within the counties in which the Bank or the Company has business operations or has filed an application for regulatory approval to establish an office;

(ii) become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity competing with the Bank or its affiliates in the same geographic locations where Provident Bank or its affiliates has material business interests; provided, however, that this restriction shall not apply if the Executive’s employment is terminated following a Change in Control ; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or the Company to terminate an existing business or commercial relationship with the Bank or the Company.

(b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank and/or the Company, as may reasonably be required by the Bank and/or the Company, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank, the Company or any of its subsidiaries or affiliates.

(c) All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with this Section. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of the Executive’s breach of this Section, agree that, in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive and all persons acting for or with the Executive. The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from the Executive.

12. Additional Termination and Suspension Provisions

(a) If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (but subject in all events to the requirements of Code Section 409A), (i) pay the Executive all of the compensation withheld while the Bank’s obligations under this Agreement were suspended and (ii) reinstate (in whole) any of the Bank’s obligations which were suspended, and in exercising such discretion, the Bank shall consider the facts and make a decision promptly following such dismissal of charges and act in good faith in deciding whether to pay any withheld compensation to the Executive and to reinstate any suspended obligations of the Bank.

(b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

(c) If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, as amended (12 U.S.C. 1813 (x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the parties.

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the OTS (the “Director”) or his designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in

Section 13(c) of the Federal Deposit Insurance Act, as amended; or (ii) by the Director or his designee, at the time the Director or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(e) If any regulation applicable to the Bank shall hereafter be adopted, amended or modified or if any new regulation applicable to the Bank and effective after the date of this Agreement:

(i)	shall require the inclusion in this Agreement of a provision not presently included in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent necessary to give effect in this Agreement to any such amended, modified or new regulation; and

(ii)	shall permit the exclusion of a limitation in this Agreement on the payment to the Executive of an amount or benefit provided for presently in this Agreement, then the foregoing provisions of this Section shall be deemed amended to the extent permissible to exclude from this Agreement any such limitation previously required to be included in this Agreement by a regulation prior to its amendment, modification or repeal.

13. Arbitration. Any dispute or controversy arising out of, under, in connection with, or relating to this Agreement and any amendment hereof shall be submitted to binding arbitration before one arbitrator in Rockland County in accordance with the Commercial Arbitration Rules of the American Arbitration Association for expedited arbitration, and any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

14. Indemnification and Insurance.

(a) The Bank shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Bank’s expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Bank (whether or not he continues to be an officer at the time of incurring such expenses or liabilities and for a period of six years following his termination of employment with the Bank), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the CEO). Any such indemnification shall be made consistent with OTS Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

(b) Notwithstanding the foregoing, no indemnification shall be made by the Bank unless the Bank gives the OTS at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board shall be sent to the Regional Director of the OTS, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the Bank in writing within such notice period, of its objection thereto.

15. Notices. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Section. Any notice or other communication given pursuant to the provisions of this Section shall be deemed to have been given (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed; (ii) if sent by reputable overnight courier, one business day after delivery to such courier; (iii) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine and (iv) if sent by mail, three business days following deposit in the United States mail, properly addressed, postage prepaid, certified or registered mail with return receipt requested. All notices required or permitted to be given hereunder shall be addressed as follows:

If to the Executive:

If to the Bank:	Provident Bank
400 Rella Boulevard
Montebello, New York 10901
Attention: George Strayton, President & Chief Executive Officer

16. Amendment. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

17. Miscellaneous.

(a) Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and estate and intestate distributees, and the Bank, its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Any such successor of the Bank shall be deemed to have assumed this Agreement and to have become obligated hereunder to the same extent as the Bank, and the Executive’s obligations hereunder shall continue in favor of such successor.

(b) Severability. A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(c) Waiver. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment or any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

(e) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern. Any payments made to the Executive pursuant to this Agreement or otherwise are subject to all applicable banking laws and regulations, including, without limitation, 12 USC 1828 (i) and any regulations promulgated thereunder.

(f) Headings and Construction. The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any Section. Any reference to a Section number shall refer to a Section of this Agreement, unless otherwise specified.

(g) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including without limitation, the employment agreement between the Executive and the Bank and the Company dated as of October [31], 2006.

(h) Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

[Signatures on next page]

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the Effective Date specified above.

EXECUTIVE

December 15, 2008	/s/ Richard O. Jones
Date	Richard O. Jones

PROVIDENT BANK

December 15, 2008	By:	/s/ George Strayton
Date		George Strayton, President and Chief Executive Officer